Exhibit 10 (24)
SUMMARY OF 2007 SALARIES OF NAMED EXECUTIVE OFFICERS
The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers (the “Named Executive Officers”):

Executive Officer	Current Salary
Andrew B. Schmitt	$520,000
Eric R. Despain	$250,000
Jerry W. Fanska	$250,000
Jeffrey J. Reynolds	$239,000
Colin B. Kinley	$200,000
The Named Executive Officers, other than Colin Kinley, President of the Energy Division, and Jeffrey Reynolds, Executive Vice President of the Company overseeing the Water and Wastewater Infrastructure Division, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “IC Plan”). Mr. Kinley is paid a bonus based on achieving certain goals specific to his division, which for fiscal 2007 included attaining a certain level of natural gas reserves, production and earnings before interest and taxes (EBIT). Mr. Reynolds participates in the Reynolds Division of Layne Christensen Company Cash Bonus Plan (the “Reynolds Plan”). Under the Reynolds Plan, the Company accrued and reserved a bonus pool for fiscal 2007 equal to 20% of the net income earned by the Reynolds division, subject to reduction in the event the Reynolds division does not generate earnings before interest, taxes depreciation and amortization (EBITDA) in excess of its EBITDA target for that year. The EBITDA target for the Reynolds division for each plan year through January 31, 2009, is $16,500,000. The Compensation Committee of the Board of Directors of the Company then determines the amount of the bonus paid to Mr. Reynolds out of the bonus pool reserved. The bonuses paid to the Company’s CEO and four most highly compensated executive officers under the respective plans in which they participate for the fiscal year ended January 31, 2007 are as shown in the following table:

Executive Officer	FY 2007 Bonus
Andrew B. Schmitt	$386,203
Eric R. Despain	$187,412
Jerry W. Fanska	$163,380
Jeffrey J. Reynolds	$354,000
Colin B. Kinley	$200,000
The Company adopted the IC Plan in fiscal 1993. Each of the Company’s Named Executive Officers, other than Mr. Kinley and Mr. Reynolds, is eligible to participate in the IC Plan. Mr. Kinley and Mr. Reynolds receive their bonuses under separate arrangements, as explained above. Under the IC Plan, each participant will be eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (50% in the case of Mr. Schmitt and 37.5% in the case of the other Named Executive Officers) of such participant’s base compensation. The Target Bonus will be adjusted (up or down) based upon the performance of the Company as compared to certain goals included in the business plan adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the IC Plan exceed 100% of such participant’s base compensation for the relevant year. No bonus will be payable should performance be equal to or below 80% of the relevant goals established by the business plan. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus. All or part of an employee’s incentive compensation under the IC Plan may, at the discretion of the Board of Directors, be paid in the form of shares of the Company’s common stock which may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market.

At a meeting of the Board of Directors of the Company, held on March 29, 2007, the Board set the goals for the executive officers who participate in the IC Plan to qualify for a bonus for the fiscal year ended January 31, 2008. Awards under the Plan for the fiscal year ended January 31, 2008, will be based upon two performance goals, with 50% of the award based on the achievement of a set net income goal and 50% based on the achievement of a set goal for the return on net assets of the Company. The goals for Mr. Kinley to qualify for a bonus for the fiscal year ended January 31, 2008 will be set by the Compensation Committee of the Board of Directors. A Form 8-K will be filed to report the goals as soon as they have been set. Mr. Reynolds’ bonus for the fiscal year ended January 31, 2008, if any, will again be determined by the Compensation Committee out of the bonus pool accrued under the Reynolds Plan for fiscal 2008. The bonus pool accrued under the Reynolds Plan for fiscal 2008 will again be equal to 20% of the net income earned by the Reynolds division, subject to reduction in the event the Reynolds division does not generate earnings before interest, taxes depreciation and amortization (EBITDA) in excess of its EBITDA target for fiscal 2008. The EBITDA target for the Reynolds division for fiscal 2008 is $16,500,000.